EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-90275, 333-90277 and 333-72734),  and Form S-3 (Nos. 333-173268, 333-109737 and 333-117358)  of Plug Power Inc., of our report dated April 1, 2013, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related consolidated financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K of Plug Power Inc.

Our report dated April 1, 2013 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has experienced a substantial decline in working capital, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

 /s/ KPMG LLP

Albany, New York

April 1, 2013